EXHIBIT 12.1

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                                                                         Three Months Ended
                                                                Year Ended December 31,                       March 31,
                                                ------------------------------------------------------ -----------------------
                                                  2000        1999       1998       1997       1996       2001        2000
                                                ---------  ---------- ---------- ---------- ---------- ---------- -----------
Earnings
  Income (loss) before taxes and minority       $  159.6   $    98.4   $   74.5  $  31.0    $   (42.2)  $  18.2   $    29.5

    interest....................................
  Adjustments:
    Minority interest in losses of consolidated
      subsidiaries..............................   ---         ---        ---      ---          ---        ---        ---
    Undistributed (income) loss of less than
      50% owned investments.....................   ---         ---        ---      ---          ---        ---        ---
    Distributions from less than 50% owned
      investments...............................   ---         ---        ---      ---          ---        ---        ---
    Fixed charges...............................   106.2        88.4       52.4     49.0         72.2       22.8       27.6
                                                 --------  ---------- ---------- ---------- ---------- ---------- ----------


  Earnings......................................   265.8       186.8      126.9     80.0         30.0       41.0       57.1
                                                 --------  ---------- ---------- ---------- ---------- ---------- ----------


Combined fixed charges, including
    preferred accretion
  Interest expense, including debt discount
    amortization................................    99.8        82.8       47.2     39.4         45.2       21.0       26.0
  Accretion of redeemable convertible preferred
    stock........................                  ---         ---        ---        4.8         22.9      ---        ---
  Amortization/writeoff of debt issuance costs..
                                                     3.5         2.6        2.1      2.6          2.6        0.6        0.9
  Portion of rental expense representative of
    interest factor (assumed to be 33%).........     2.9         3.0        3.1      2.2          1.5        1.2        0.7
                                                 --------  ---------- ---------- ---------- ---------- ---------- ----------

  Fixed charges.................................$  106.2   $    88.4   $   52.4  $  49.0    $    72.2  $    22.8  $    27.0
                                                 --------  ---------- ---------- ---------- ---------- ---------- ----------


Ratio of earnings to combined fixed charges.....     2.5x        2.1x       2.4x    1.6x         (1)         1.8x       2.1x
                                                 ========  ========== ========== ========== ========== ========== ==========

Amount of earnings deficiency for coverage of
   combined fixed charges.......................$  ---     $   ---     $  ---    $ ---      $    42.2  $   ---    $   ---
                                                 ========  ========== ========== ========== ========== ========== ==========
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   (1)  Less than 1.0x